Exhibit 7
           Memorandum describing Life of Virginia's Issuance,Transfer
               Redemption and Exchange Procedure for the Policies

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DESCRIPTION  OF ISSUANCE,  TRANSFER AND REDEMPTION  PROCEDURES  PURSUANT TO RULE
6e-3(T)(b)(12)(iii) UNDER THE INVESTMENT COMPANY ACT OF 1940 FOR THE LIFE INSURANCE COMPANY OF VIRGINIA FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICIES

         This document sets forth the administrative procedures that will be followed by The Life Insurance Company of Virginia ("we", "us" or "our") in connection with the issuance of its Flexible Premium Variable Life Insurance Policy ("Policy" or "Policies") and acceptance of payments thereunder, the transfer of assets held thereunder, and the redemption by owners of the Policy ("Owners") of their interests in those Policies. Capitalized terms used herein have the same meaning as in the prospectus for the Policy that is included in the current registration statement on Form S-6 for the Policy (File No. 333-41031) as filed with the Securities and Exchange Commission ("Commission" or "SEC").

I. Procedures Relating to Purchase and Issuance of the Policies and Acceptance of Premiums

         A.      Offer of the Policies; Application; Initial Premiums; and
                 Issuance

                  1. Offer of the Policies. The Policies will be offered and issued for premiums pursuant to underwriting standards in accordance with state insurance laws. Premiums for the Policies will not be the same for all Owners selecting the same Specified Amount. Insurance is based on the principle of pooling and distribution of mortality risks, which assumes that the Owner of each Policy pays a premium commensurate with the Insured's mortality risk as actuarially determined, utilizing factors such as age, sex, health and occupation. A uniform cost of insurance for all Insureds would discriminate unfairly in favor of those Insureds representing greater risk. Although there will be no uniform cost of insurance for all Insureds, there will be a uniform cost of insurance for all Insureds of the same risk classification.

                  2. Application. Persons wishing to purchase a Policy must complete an application and submit it to us through our authorized agent. The applicant must specify the name of the Insured, and provide certain required information about the Insured. The applicant must pay an initial premium of a sufficient amount and specify a periodic premium payment plan, which contemplates level premiums at specified intervals, annually, semi-annually, or quarterly), designate Net Premium allocation percentages, select the initial Specified Amount and name the Beneficiary. Before an application will be deemed complete so that underwriting will proceed, the application must include the applicant's signature and the Insured's date of birth, a signed authorization, and suitability information. The initial premium and Specified Amount must meet certain minimums for the Policy.

                  3. Receipt of Application and Underwriting. Upon receipt of a completed application from an applicant, we will follow certain insurance underwriting (risk evaluation) procedures designed to determine whether the proposed Insured is insurable. This process may involve such verification procedures as medical examinations and may require that further information be provided about the Insured before a determination can be made.

                  4. Issuance of Policy. When the underwriting procedure has been completed and, the application has been approved, and an initial premium of sufficient amount has been received, the Policy is issued.

                  5. Initial Premium. An applicant must pay an initial premium of sufficient amount which, if not submitted with the application or during the underwriting period, must be submitted when the Policy is delivered before the Policy will be issued. The premium amounts sufficient to fund the Policy depend on a number of factors, such as the Age, sex (where appropriate) and risk class of the proposed Insured, the desired Specified Amount, and any supplemental benefits. Coverage becomes effective on the Policy Date. The Policy Date is used to measure Policy Months, Policy Years, and Policy Anniversaries. A Policy Date is assigned each Policy when issued. The Policy Date will normally be a date between the date the application is signed and the date the Policy is issued; however, the Policy Date may be any other date mutually agreeable to Life of Virginia and the Owner. If the Policy Date would have occurred on the 29th, 30th or 31st day of any month, we will designate the 28th day of the month as the Policy Date.

               6.   Additional Premiums.

               a. Additional Premiums Permitted. Additional premiums may be paid in any amount and at any time, subject to the following limits: A planned periodic premium must be at least $20 unless paid monthly by pre-authorized check in which case the minimum is $15. - We reserve the right to limit the number and amount of  any  unscheduled  premium  payment.
                    - Total premiums paid in a Policy Year may not exceed guideline premium limitations for life insurance set forth in the Internal Revenue Code of 1986, as amended (the "Code").
                    - We will monitor Policies and will attempt to notify an Owner on a timely basis if the Owner's Policy is in jeopardy of becoming a modified endowment contract under the Code.

               7. Refund of Excess Premium Amount. We reserve the right to reject any premium, or portion thereof, if at any time a premium payment would result in the Policy being disqualified as life insurance under the Code. We will refund any excess premium along with interest accrued thereon.

               8. Planned Premium. At the time of application, each Owner will select a plan for paying premiums at specified annual, semi-annual or quarterly intervals. The Owner is not required to pay premiums in accordance with this plan. The Owner may change the planned premium frequency (between annual, semi-annual and quarterly) and amount by providing a written notice or telephone instructions (if we have an authorization for telephone instructions on file) to our Home Office. Any such change must comply with the premium limits for additional premiums discussed above.

               9.   Crediting Premiums
                           a. Initial Premium. The initial premium will be credited to the Policy on the Policy Date. b. Additional Premiums. Any additional premium received by us will be credited to the Policy on the Valuation Day it is received at our Home Office. c. Electronic Funds Transfer. The Owner may arrange with us to have annual, semi-annual, quarterly or monthly premiums paid via pre-authorized,automatic deductions from the Owner's bank account or similar account acceptable to us. We will notify the Owner's bank or account holder of the automatic deduction, and funds will be deducted from the Owner's account and credited to the Owner's Policy on the next Valuation Day.

         B. Premiums Upon Increase in Specified Amount, Premiums During a Grace Period, and Premiums Upon Reinstatement

                  1. Premiums Upon Increase in Specified Amount. Generally, no premium is required for an increase in Specified Amount. However, depending on Surrender Value at the time of an increase in the Specified Amount and the amount of the increase requested, an additional premium or change in the amount of planned premiums may be necessary. Also, during the Continuation Period an increase in the Specified Amount will increase the Continuation Amount.

                  2. Premiums During a Grace Period. If the Surrender Value on a Monthly Anniversary Day is less than the amount of the monthly deduction due on that date, and the Continuation Period is not in effect, the Policy will be in default and a grace period will begin. During the Continuation Period, the Policy will remain in force, regardless of the sufficiency of the Surrender Value, if the Net Total Premium is at least equal to the Continuation Amount. The Continuation Amount is a cumulative minimum amount that is required to keep the Policy in force during the Continuation Period. The Continuation Amount is based in part on the sex, Age, and risk class of the Insured, the requested Specified Amount and any supplemental benefits. - The grace period will end 61 days after the date on which we send a grace period notice to the Owner's last known address stating the amount required to be paid to prevent the Policy from lapsing. The Policy will not lapse, and the insurance coverage continues, until the expiration of this grace period.
                  - If the grace period ends prior to the end of the Continuation Period and the Policy is reinstated prior to the end of the Continuation Period, the required premium must equal,
                          -  the Continuation Amount as of the date of
                             reinstatement,
                          -  minus the sum of monthly deductions that would have
                             been made during the period between termination and reinstatement, divided by the Net Premium factor,
                          -  minus  the  Net  Total   Premium  on  the  date  of
                             termination, and plus the premium sufficient to keep the Policy in effect for two months after the date of reinstatement.
                   - If the grace period ends prior to the end of the Continuation Period and the Policy is reinstated after the end of the Continuation Period, the required premium, after multiplying by the Net Premium factor, must equal
                           -   the surrender charge on the date of  termination,
                           - plus the monthly deduction for two months after the date of reinstatement,
                           - minus the Account Value on the date of termination.
                    - If the grace period ends after the end of the Continuation
                      Period and the Policy is reinstated, the required premium must be large enough to keep the Policy in effect for at least two months.
                    - Failure  to make a  sufficient  payment  within  the grace period will result in lapse of the Policy without value or benefits payable.
                    - A Policy that lapses  without  value may be  reinstated at any time within three years alter lapse by submitting: an application for reinstatement, evidence of the Insured's insurability satisfactory to us, and payment of a required premium.

         D.       Allocations of Net Premiums to the Variable Account

                    1. Net Premium. The Net Premium is equal to the premium paid times the Net Premium Factor.

                    2. Separate Account II. An Owner may allocate Net Premiums to one or more of the investment Subdivisions of Life of Virginia Separate Account II ("Separate Account II"). Separate Account II currently consists of thirty-four Investment Subdivisions, the assets of which are used to purchase shares of a designated corresponding investment portfolio of nine series-type mutual funds (the "Funds"). Each Fund is registered under the Investment Company Act of 1940 as an open-end management investment company. Additional Investment Subdivisions may be added from time to time to invest in any of the portfolios of the Funds or any other investment company.

                         When an Owner  allocates  an  amount  to an  Investment
                    Subdivision (either by Net Premium allocation, transfer of Account Value, transfer of loan interest from the General Account or repayment of a Policy Loan, the Policy is credited with units in that Investment Subdivision. The number of units is determined by dividing the amount allocated to the Investment Subdivision by the Investment Subdivision's unit value for the Valuation Day when the allocation or transfer is effected. An Investment Subdivision's unit value is determined for each Valuation Period after the date of establishment (the unit value for each Investment Subdivision was arbitrarily set at $10 when the Investment Subdivision was established) by multiplying the value of a unit for an Investment Subdivision for the prior Valuation Period by the net investment factor for the Investment Subdivision for the current Valuation Period. The net investment factor is an index used to measure the investment performance of an Investment Subdivision from one Valuation Period to the next.

                  3. Allocations Among the Investment Subdivision. Net Premiums are allocated to the investment Subdivisions in accordance with the following procedures:
                           a. General. In the application for the Policy, the Owner will specify the percentage of Net Premium to be allocated to each Investment Subdivision of Separate Account II. The percentage of each Net Premium that may be allocated to any Investment Subdivision must be a whole number not less than 1%, and the sum of the allocation percentages must be 100%. Such allocation percentages may be changed at any time by the Owner submitting written instructions to our Home Office, provided that the 1%/100%
                           requirements described above are met. An Owner may not allocate Net Premiums and Account Value to more than seven Investment Subdivisions at any given time.
                           b. Allocation During Free-Look Period. In general, during the free-look period Net Premiums will be allocated to the Investment Subdivisions based on the Net Premium allocation percentages specified in the application. For states requiring the refund of premiums during the free-look period, all Net Premiums will be allocated to the Investment Subdivision investing in the Money Market Fund of GE Investments Funds. Fifteen days following this allocation, the Account Value is transferred to and allocated to the Investment Subdivisions based on the Net Premium allocation percentages then in effect. For this purpose, the Company assumes the free-look period starts 5 days after the Policy is issued. c.Allocation After Free-Look Period. Additional Net Premiums received after the free-look period expires will be credited to the Policy and allocated to the Investment Subdivisions in accordance with the allocation percentages in effect on the Valuation Day that the premium is received at our Home Office. Allocation percentages can be changed at any time.


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         E.       Policy Debt Repayments and Interest Payments

                    1. Repaying Policy Debt. The Owner may repay all or part of the Policy Debt at any time while the Policy is in force and the Insured is living. Policy Debt is equal to the sum of all outstanding Policy loans plus any accrued interest. Loan repayments must be sent to our Home Office and will be credited as of the date received. Loan repayments will not be subject to the current premium charge. If the Life Insurance Proceeds become payable while Policy Debt is outstanding, the Life Insurance Proceeds will be reduced by outstanding Policy Debt to determine the death benefit payable.

                    2. Allocation for Repayment of Policy Debt. On the date we receive a repayment of all or part of Policy Debt, an amount equal to the repayment will be transferred from the General Account to the Investment Subdivisions and allocated as directed by the Owner when submitting the repayment. If no direction is provided, the amount will be allocated in accordance with the Owner's current Net Premium allocation percentages.

                    3. Interest on Policy Debt. A portion of Policy loans taken or existing on or after the Preferred Loan Availability Date (defined in the Policy data pages) will be designated as Preferred Policy Debt. In Policy Years 11 through 20,
                    Preferred Policy Debt will be that portion of Policy Debt which equals the difference between the Account Value and the sum of all premium payments made. After the 20th Policy Year, Preferred Policy Debt will be that portion of Policy Debt which equals 130% of the difference between the Account Value and the sum of all premium payments made. We redetermine the amount of Preferred Policy Debt each Policy Month. We currently intend to credit interest at an annual rate of 6% to that portion of Account Value transferred to the General Account which is equal to Preferred Policy Debt. We reserve the right to change, at our sole discretion, the rate of interest credited to the amount of Account Value transferred to the General Account and guarantee that Preferred Policy Debt will earn at least a minimum annual interest rate of 4%. An annual rate of 4% is and will be credited to that portion of Account Value transferred to the General Account which exceeds Preferred Policy Debt. II. Transfers

         A.      Transfers Among the Investment Subdivisions
                           In general,  after the Policy is issued the Owner may
                  transfer Account Value among the Investment Subdivisions by written or telephone request to our Home Office (if we have the Owner's telephone authorization on file). For states requiring the refund of premiums during the free-look period, no transfers may be made until after the end of the free-look period. For this purpose, we assume the free-look period starts 5 days after the Policy is issued.
                           In any Policy  Year,  the Owner may make an unlimited
                  number of transfers; however, we reserve the right to limit the number of transfers to twelve each calendar year. A $10 transfer charge is assessed for each transfer after the first transfer in any calendar month. For purposes of the transfer charge, each transfer request is considered one transfer, regardless of the number of Investment Subdivisions affected by the transfer. Any unused "free" transfers do not carry over to the next calendar month.
                           We reserve the right to modify, restrict, suspend, or
                  eliminate the transfer privileges (including telephone transfer privileges) at any time and for any reason.

         B.       Dollar Cost Averaging
                           The dollar-cost  averaging  program permits Owners to
                  systematically transfer on a monthly or quarterly basis a set dollar amount from the Investment Subdivision investing in the Money Market Fund of GE Investments Fund to any combination of other Investment Subdivisions. Owners may elect to participate in the dollar-cost averaging program by selecting the program on the application, completing a dollar-cost averaging agreement, or calling our Home Office. To use the dollar-cost averaging program, Owners must transfer at least $100 from the Money Market Investment Subdivision with each transfer. Once elected, dollar-cost averaging remains in effect from the date we receive the Owner's request until the value of the Investment Subdivision from which transfers are being made is depleted, or until the Owner cancels the program by written request or by telephone (if the Owner's telephone authorization is on file). There is no additional charge for dollar-cost averaging. A transfer under this program does not count toward the free transfer permitted each calendar month nor any limit on the maximum number of transfers we may impose for a calendar year. We reserve the right to discontinue offering or modify the dollar-cost averaging program at any time and for any reason.

         C.       Portfolio Rebalancing
                           An Owner may instruct us to  automatically  rebalance
                  (on a quarterly, semi-annual or annual basis) the Account Value to return to the percentages specified in the Owner's allocation instructions. An Owner may elect to participate the portfolio rebalancing program at any time by completing the portfolio rebalancing agreement. The percentage allocations must be in whole percentages and be at least 1% per allocation. Subsequent changes to the percentage allocations may be made at any time by written or telephone instructions to our Home Office (provided the Owner's telephone authorization is on file). Once elected, portfolio rebalancing remains in effect from the date an Owner's written request is received until the Owner instructs us to discontinue portfolio rebalancing. There is no additional charge for using portfolio rebalancing, and a portfolio rebalancing transfer is not considered a transfer for purposes of assessing a transfer charge nor for calculating any limit on the maximum number of transfers we may impose for a calendar year. We reserve the right to discontinue offering the portfolio rebalancing program at any time and for any reason. Portfolio rebalancing is not available while an Owner is participating in the dollar-cost averaging program.

         D.       Transfer Errors
                           In  accordance  with  industry   practice,   Life  of
                  Virginia will establish procedures to address and to correct errors in amounts transferred among the Investment Subdivisions, except for de minimis amounts. We will correct non-de minimis errors we make and will assume any risk associated with the error. Owners will not be penalized in any way for errors made by us. We will take any gain resulting from the error.

III.      "Redemption" Procedures

         A.     Free-Look Rights
                  The Policy provides for an initial free-look right during which an Owner may cancel the Policy by returning it to us or our agent before the end of 10 days after the Owner receives the Policy. The free-look period may be longer in some states. Upon returning the Policy to us or to our authorized agent for forwarding to our Home Office, the Policy will be deemed void from the beginning. Within seven days after we receive the cancellation request and Policy, we will pay a refund of all charges deducted from premiums paid, plus the Net Premiums allocated to Separate Account II adjusted for investment gains and losses. Some states require the refund of all premiums paid.

         B.       Surrenders

                  1. Requests for Surrender Value. The Owner may surrender the Policy at any time for its Surrender Value. The Surrender Value on any Valuation Day is the Account Value less any applicable surrender charge minus any Policy Debt. The Surrender Value will be determined by us on the Valuation Day our Home Office receives a surrender request signed by the Owner and the Policy. The surrender request must include the Policy number, signature of the Owner, and clear instructions regarding the request. We will cancel the Policy as of the date the written request is received at our Home Office and we will ordinarily pay the Surrender Value within seven days following receipt of the request.

                  2. Surrender of Policy - Surrender Charge. If the Policy is surrendered during the surrender charge period, we will deduct a surrender charge. The surrender charge will depend on the Insured's Age at issue, sex (where appropriate) and risk class. The surrender charge is based on an amount per $1,000 of the lowest Specified Amount in effect prior to the surrender. The surrender charge is calculated by multiplying a factor times the lowest Specified Amount in effect prior to surrender, divided by 1000. The surrender charge remains level for the first five Policy Years and then decreases each Policy Month to zero over the next 10 Policy Years or at age 95, whichever is earlier. The surrender charge will be deducted before the Surrender Value is paid.
                           Decreases  in the  Specified  Amount to less than the
                  lowest Specified Amount that had previously been in effect (other than as a result of partial surrenders or changes in Death Benefit Options), will also incur a surrender charge. The amount of the surrender charge will be the charge for a full surrender multiplied by the ratio of (a) to (b), where:
                           (a) is the lowest Specified Amount that was in effect prior to the current decrease, minus the Specified Amount after the current decrease; and (b) is the lowest Specified Amount that was in effect prior to the current decrease.
                  A surrender charge is not imposed in connection with a partial surrender.

         C.       Partial Surrenders

                  1. When Partial Surrenders are Permitted. At any time, the Owner may, by submitting a written or telephone request to our Home Office, withdraw a portion of the Surrender Value subject to the following conditions:
                   -  The minimum partial surrender amount is $500.
                   - A partial surrender processing fee equal to the lesser of $25 or 2% of the amount surrendered will be assessed when each partial surrender is made. The partial surrender processing fee will be deducted from the Account Value along with the amount requested for the partial surrender.
                   - When the Owner requests a partial surrender, the Owner may direct how it will be deducted from the Account Value. If no directions are provided, the partial surrender will be deducted from the Account Value in the Investment Subdivisions on a pro-rata basis.
                   - We generally will pay a partial surrender request within seven days after receipt by our Home Office of all the documents required for such a payment.

         D.       Delayed Payments
                           We may  delay  making  payment  for  partial  or full
                  surrender if (1) the disposal or valuation of Separate Account II's assets is not reasonably practicable because the New York Stock Exchange is closed for other than a regular holiday or weekend, trading is restricted by the SEC, or the SEC declares that an emergency exists; or (2) the SEC by order permits postponement of payment to protect our Policy Owners. We also may defer making payments attributable to a check that has not cleared.

         E.       Lapses
                           If a sufficient  premium has not been received by the
                  61st day after a grace period notice is sent, the Policy will lapse without value and no amount will be payable to the Owner.

         F.       Monthly Deduction
                           On the Policy Date and each Monthly  Anniversary Day,
                  redemptions in the form of deductions will be made from Account Value for the Monthly Deduction, which is a charge compensating us for the services and benefits provided, costs and expenses incurred, and risks assumed by us in connection with the Policy. The Monthly Deduction consists of three components: (a) the cost of insurance charge; (b) a current monthly policy charge of $15 in the first Policy Year ($15 per month maximum in the first Policy Year) and $6 per month thereafter ($12 per month maximum after the first Policy
                  Year); and (c) any charges for additional benefits added by riders to the Policy. If an increase in Specified Amount becomes effective, there will be a one-time charge (per increase) of $1.50 per $1,000 of increase included in the Monthly Deduction (it can not exceed $300 per increase). The Monthly Deduction will be deducted from the Investment Subdivisions on a pro rata basis.

                  1. Cost of Insurance Charge. The cost of insurance charge is the primary charge for the death benefit provided by the Policy. The cost of insurance charge is calculated monthly, and depends on a number of variables, including the Age, sex (where appropriate), policy duration and risk class of the
                  Insured. The charge varies from Policy to Policy and from Monthly Anniversary Day to Monthly Anniversary Day. The charge is calculated separately for the Specified Amount at issue and for any increase in the Specified Amount.
                           The  cost of  insurance  charge  is  equal to the net
                  amount at risk under the Policy divided by 1000 then multiplied by our current cost of insurance rate for the Insured. The net amount at risk is calculated by dividing the Life Insurance Proceeds by 1.0032737, and then subtracting the Account Value.
                           Our current cost of insurance  rates may be less than
                  the guaranteed maximum rates permitted under the Policy. Current cost of insurance rates will be determined based on our expectations as to future mortality, persistency, taxes, and expenses. These rates may change from time to time, but they will never be more than the guaranteed maximum rates set forth in the Owner's Policy. We can change the rates without notice to Owners, unless state law requires that we provide such notice. The maximum cost of insurance rates are based on the Insured's age at the nearest birthday to the start of the Policy Year, sex (where appropriate), and, where appropriate, tobacco use. For issue ages 0 - 14, the Commissioner's 1980 Standard Ordinary Mortality Table without distinction for tobacco use or non-tobacco use is used through attained age 14, after which the Commissioner's 1980 Standard Ordinary Nonsmoker Mortality Table is used. For issue ages 15 - 17, the Commissioner's 1980 Standard Ordinary Nonsmoker Mortality Table is used. For issue ages 18 and above, the Commissioners' 1980 Standard Ordinary Smoker or Non-Smoker Table applies. Modifications are made for rate classes other than standard.

                  2. Current Monthly Policy Charge. The current monthly Policy charge is $15 per month in the first Policy Year ($15 per month maximum in the first Policy Year) and $6 per month thereafter ($12 per month maximum after the first Policy
                  Year). This charge is designed to reimburse us for expenses associated with underwriting applications, increases in Specified Amount, and riders, various overhead and other expenses associated with providing the services and benefits provided by the Policy, sales and marketing expenses, and other costs of doing business, such as federal, state and local premium and other taxes and fees.

                  3. Supplemental Benefit Charges. An Owner may add supplemental benefits to the Policy. Such benefits are made available by us through riders to the Policy. If any additional benefits are added to a Policy, charges for these benefits will be deducted monthly as part of the Monthly Deduction.

         G.       Death Benefits
                           No change in death  benefits  will be permitted  that
                  will result in the Policy being disqualified as a life insurance policy under section 7702 under the Code.

                  1. Payment of Death Proceeds. As long as the Policy remains in force, we will pay the death benefit to the Beneficiary upon receipt at our Home Office of the Policy, due proof of the Insured's death. The death benefit is equal to the Life Insurance Proceeds determined under the Death Benefit Option in effect on the date of the Insured's death, plus any supplemental death benefit provided by riders, minus any Policy Debt on that date and, if the date of death occurred during a grace period, minus the premium that would have been required to keep the Policy in force. The death benefit will be paid to the Beneficiary in a lump sum generally within seven days after the Valuation Day by which we have received at our Home Office all materials necessary to constitute due proof of death. If an Optional Payment Plan is elected, the death benefit will be applied to the option within seven days after the Valuation Day by which we received due proof of death and payments will begin under that option when provided by the option.

                  2. Death Benefit Options. The Owner can elect one of two Death Benefit Options under the Policy. Under Option A, the Life Insurance Proceeds equals the greater of (1) the Specified Amount plus the Account Value, or (2) the applicable corridor percentage of the Account Value as determined using the table of percentages set forth in the prospectus. Under Option B, the Life Insurance Proceeds equals the greater of (1) the Specified Amount, or (2) the applicable corridor percentage of the Account Value, as determined using the table of percentages set forth in the prospectus. The corridor percentage is 250% to Age 40 and declines thereafter as the Insured's Attained Age increases. We may change the table if the table of percentages currently in effect becomes inconsistent with any federal income tax laws and/or regulations.
                           Under  Option  A, the Life  Insurance  Proceeds  vary
                  directly with the investment performance of the Account Value. Under Option B, the Life Insurance Proceeds ordinarily will not change until the applicable percentage amount of the Account Value exceeds the Specified Amount or the Owner changes the Specified Amount.

                  3. Changing the Death Benefit Option. The Death Benefit Option is selected in the application for the Policy. The Owner, by written request submitted to, and received by, our Home Office, may change the Death Benefit Option on the Policy subject to the following rules; however, no change will be permitted that may result in the Policy being disqualified as a life insurance policy under section 7702 of the Code:
                   - The effective date of the change will be the Monthly Anniversary Day after we receive the request;
                   - When a change from Death Benefit Option A to Death Benefit Option B is made, the Specified Amount will be increased by the Account Value on the effective date of the change; and
                   - When a change from Death Benefit Option B to Death Benefit Option A is made, the Specified Amount after the change will be decreased by the Account Value on the effective date of the change.

                  4. Changing the Specified Amount. The initial Specified Amount is set at the time the Policy is issued. The Owner may increase or decrease the Specified Amount after the first Policy Year, subject to the following conditions; however, no change will be permitted that may result in the Policy being disqualified as a life insurance policy under section 7702 of the Code: Rules for Increases
                   - To increase the Specified Amount, the Owner send to our Home Office a written request and the Policy, a completed supplemental application, and evidence of insurability satisfactory to us.
                   - When an increase in Specified Amount is requested, we conduct underwriting before approving the increase to determine whether a different rate class will apply to the increase. If an increase in Specified Amount is approved, a different rate class may apply to the increase based on the Insured's circumstances at the time of the increase.
                   -  There  must be  enough  Surrender  Value to make a Monthly
                      Deduction for the Policy Month following the increase.
                   -  If approved, the increase in Specified Amount will become effective on the date shown in the supplemental policy data pages sent to the Owner and the Account Value will be adjusted to the extent necessary to reflect a pro rata portion of the Monthly Deduction attributable to the increase as of the effective date based on the increase in Specified Amount.
                   - We will assess a one-time charge (per increase) of $1.50 per $1,000 of increase to cover underwriting and administrative costs associated with the increase. This charge will be included in the monthly deduction for the month the increase becomes effective. The charge will not exceed $300 per increase.
                  Rules for Decreases
                   - To decrease the Specified Amount, the Owner must submit a written request and the Policy to our Home Office.
                   - The effective date of any decrease in Specified Amount will be the Monthly Anniversary Day after the date the written request is received by our Home Office.
                   - Any decrease will first be used to reduce the most recent increase, then the next most recent increases successively, then the initial Specified Amount.
                   - During the Continuation Period, we will not allow a decrease unless the Account Value less any Policy Debt is greater than the surrender charge.
                   - The Specified Amount following a decrease can never be less than the minimum Specified Amount for the Policy when it was issued.
                   - A surrender charge may be assessed in connection with a decrease in Specified Amount.
                   - If decreases in Specified Amount cause premium to exceed new lower limitations required by federal tax law, the excess will be withdrawn from Account Value and refunded to you so that the Policy will continue to meet the requirements. Account Value so withdrawn and
                      refunded  will  be  withdrawn   from  each
                      Investment Subdivision in the same proportion that the Account Value in the Investment Subdivision bears to the total Account Value in all Investment Subdivisions under the Policy at the time of withdrawal (i.e. on a pro rata basis).

         H.       Policy Loans

                  1. Policy Loans. The Owner may obtain a Policy loan from us at any time by submitting a written or telephone request to our Home Office (if the Owner's telephone authorization is on file).  The  Owner  may  borrow  up to 90%  of the  difference between (1) the Owner's Account Value at the end of the Valuation Period during which the loan request is received, and (2) any surrender charges on the date of the loan. Policy loans will be processed as of the Valuation Day the request is received and loan proceeds generally will be sent to the Owner within seven days thereafter. Outstanding Policy Debt, including accrued interest reduces the amount available for new loans.

                  2. Collateral for Policy Loans. When a Policy loan is made, an amount equal to the loan proceeds is transferred from the Account Value in the Investment Subdivisions to our General Account. If the Owner does not direct an allocation for this transfer when requesting the loan, we will make it on a pro rata basis.

                  3. Interest on Policy Loans. We charge interest daily on any outstanding Policy loan at an effective annual interest rate of 6%. Interest is due and payable at the end of each Policy Year while a Policy loan is outstanding. If, on any Policy Anniversary, interest accrued since the last Policy Anniversary has not been paid, the amount of the interest is added to the loan and becomes part of the outstanding Policy Debt. An amount equal to the unpaid amount of interest is transferred to our General Account from each Investment Subdivision on a pro-rata basis according to the respective values in each Investment Subdivision.

                  4. Effect on Death Benefit. If the death benefit becomes payable while a Policy loan is outstanding, Policy Debt will be deducted from the Life Insurance Proceeds. If Policy Debt exceeds the Account Value less any applicable surrender charge on any Monthly Anniversary Day and the Continuation Period is not in effect, the Policy will lapse without payment of a required loan payment. During the Continuation Period, if Policy Debt on any Monthly Anniversary Day exceeds the Account Value less any applicable surrender charge, and the Net Total Premium is less than the Continuation Amount, the Policy will lapse without payment of a required loan payment. In either event, we will mail to the Owner notice of the amount required to be paid to keep the Policy in force, and the Owner will have a 61-day grace period from the date we mail the notice to make the required loan payment.

         I.       Optional Payment Plans
                  The Policy currently offers five optional payment plans as alternatives to the payment of a death benefit or Surrender Value in a lump sum. An optional payment plan can be selected in the application or by notifying us in writing at our Home Office. Any proceeds left with us for payment under an optional payment plan will be transferred to our General Account. Payments under an optional payment plan will not vary with the investment performance of Separate Account II because they are all forms of fixed-benefit annuities. Proceeds will earn interest at a minimum annual rate of 3%. We reserve the right, however, to credit a higher rate of interest. Certain conditions and restrictions apply to payments received under an optional payment plan. The optional payment plans are described below.
                   - Income for a Fixed Period. We will make equal periodic payments for a fixed period, not longer than 30 years. Payments can be annual, semi-annual, quarterly or monthly.
                   - Life Income. We will make equal monthly payments for a guaranteed minimum period. If the payee lives longer than the minimum period, payments will continue for his or her life. The minimum period can be 10, 15 or 20 years.
                    - Income of a Definite Amount.  We will make equal periodic payments of a definite amount. Payments can be annual, semi-annual, quarterly or monthly.
                    - Interest Income.  We will make periodic payments of
                      interest earned from the proceeds left with us. Payments can be annual, semi-annual, quarterly or monthly, and will begin at the end of the first period chosen.
                    - Joint Life and Survivor Income. We will make equal monthly payments to two payees for a guaranteed minimum of 10 years. Each payee must be at least 35 years old when payments begin. Payments will continue as long as either payee is living.

         J.       Lump Sum Payments
                           Lump sum payments of partial surrenders,  surrenders,
                  loan proceeds or Life Insurance Proceeds will be ordinarily made within seven days of the Valuation Day on which we receive the request and all required documentation at our Home Office. We may postpone the payment or processing of any such transaction for any of the following reasons:

                  1. If the disposal or valuation of Separate Account II assets is not reasonably practicable because the New York Stock Exchange ("NYSE") is closed for trading other than for customary holiday or weekend closings, trading on the NYSE is otherwise restricted, or the Securities and Exchange Commission ("SEC") declares that an emergency exists.

                  2. If the SEC by order permits postponement of payment for the protection of Owners.

                  3. If the payment is attributable to a check that has not cleared the bank on which it is drawn.
                           Any Life Insurance Proceeds that are paid in one lump
                  sum will include interest from the date of death to the date of payment. Interest will be paid at a rate set by us, or by law if greater. The minimum interest rate which will be paid is 2.5%. Interest will not be paid beyond one year or any longer time set by law.

         K.       Exchange Privilege
                           During  the  first 24  Policy  Months,  the Owner may
                  convert the Policy to a permanent fixed benefit policy. If the Owner objects to a material change in the investment policy of Separate Account II or the Investment Subdivisions, the Owner may also convert the Policy to a permanent fixed benefit policy within 60 days after the change. In either ease, the Owner may elect either the same death benefit or the same net amount at risk as the existing Policy at the time of conversion. Premiums will be based on the same Age at issue and risk classification of the Insured as the existing Policy. The conversion will be subject to an equitable adjustment in payments and Account Value to reflect variances, if any, in the payments and Account Value under the existing Policy and the new policy.

         L.       Redemption Errors
                           In  accordance  with  industry   practice,   we  will
                  establish procedures to address and to correct errors in amounts redeemed from the Investment Subdivisions, except for de minimis amounts.

         M.       Misstatement of Age or Sex
                           Life  Insurance  Proceeds  will  be  adjusted  if the
                  Insured's Age or sex has been misstated in the application. The Life Insurance Proceeds after the adjustment will be the sum of:
                       the Account Value at the time of the Insured's death and the unadjusted Life Insurance Proceeds, reduced by the
                      Account Value at the time of the Insured's death, and multiplied by the ratio of(1) the most recent monthly deduction based on the Age and sex shown in the application, to (2) the most recent monthly deduction based on the true Age or sex.
                  All amounts are those in effect, with respect to the Insured, in the Policy Month of the Insured's death.

        N.       Incontestability.
                           The Policy  limits our right to contest the Policy as
                  issued or as increased, except for material misstatements contained in the application or a supplemental application, after it has been in force during the Insured's lifetime for a minimum period, generally for two years from the Policy Date or effective date of the increase. This provision does not apply to riders that provide disability benefits.

         O.       Suicide Exclusion
                           If the Insured  commits suicide while sane or insane,
                  within two years of the Policy Date, Life Insurance Proceeds payable under the Policy will be limited to all premiums paid, less outstanding Policy Debt and less amounts paid upon partial surrender of the Policy.
                           If the Insured  commits suicide while sane or insane,
                  more than two years after the Policy Date but within two years after the effective date of an increase in the Specified Amount, the proceeds payable with respect to the increase will be limited to the cost of insurance applied to the increase.